Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G and/or 13D (including any and all amendments thereto) with respect to Ordinary Shares of Seagate Technology plc and further agree that this Joint Filing Agreement shall be included as an Exhibit to such joint filings.

The undersigned further agree that each party hereto is responsible for the timely filing of such Statement on Schedule 13G and/or 13D and any amendments thereto, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of June 11, 2012.

GREENLIGHT CAPITAL, L.L.C. By: /s/DANIEL ROITMAN Daniel Roitman Chief Operating Officer
GREENLIGHT CAPITAL, INC. By: /s/DANIEL ROITMAN Daniel Roitman Chief Operating Officer
DME MANAGEMENT GP, LLC By: /s/DANIEL ROITMAN Daniel Roitman Chief Operating Officer
DME ADVISORS, LP By: DME Advisors GP, LLC, its general partner By: /s/DANIEL ROITMAN Daniel Roitman Chief Operating Officer
DME CAPITAL MANAGEMENT, LP By: DME Advisors GP, LLC, its general partner By: /s/DANIEL ROITMAN Daniel Roitman Chief Operating Officer
DME ADVISORS GP, LLC By: /s/DANIEL ROITMAN Daniel Roitman Chief Operating Officer
/s/DANIEL ROITMAN Daniel Roitman, on behalf of David Einhorn